Exhibit 24

POWER OF ATTORNEY

The undersigned Directors of Valmont Industries, Inc., a Delaware Corporation, hereby constitute and appoint Stephen G. Kaniewski as attorney-in-fact in their name, place and stead to execute Valmont’s annual report on Form 10-K for the fiscal year ended December 28, 2019, together with any and all subsequent amendments thereof in their capacity as Director and hereby ratify all that said attorney-in-fact may do by virtue thereof.
DATED this 25th day of February, 2020.

/s/ MOGENS C. BAY	/s/ DONNA M. MILROD
Mogens C. Bay, Director	Donna M. Milrod, Director

/s/ KAJ DEN DAAS	/s/ DANIEL P. NEARY
Kaj den Daas, Director	Daniel P. Neary, Director

/s/ DR. THEO W. FREYE	/s/ CATHERINE J. PAGLIA
Dr. Theo W. Freye, Director	Catherine J. Paglia, Director

/s/ RICHARD A. LANOHA	/s/ CLARK T. RANDT, JR.
Richard A. Lanoha, Director	Clark T. Randt, Jr., Director

/s/ JAMES B. MILLIKEN	/s/ WALTER SCOTT JR.
James B. Milliken, Director	Walter Scott, Jr., Director